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                                                                    Exhibit 10.4

                          INCOME TAX SHARING AGREEMENT

                 This Income Tax Sharing Agreement (the "Agreement"), is made as of March ____, 1997, by and among Weider Nutrition International, Inc., a Delaware corporation, and each of its subsidiaries listed on the signature page hereof (collectively, the "Company"), and Weider Health and Fitness, a Nevada corporation, and each of its subsidiaries listed on the signature page hereof (collectively, "Parent").

                                    RECITALS

                 WHEREAS, Parent is the "common parent" of an "affiliated group" of corporations (the "WHF Group") as such terms are used in section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and Parent is a "member" of the WHF Group as such term is used in section 1.1502-1 of the Treasury regulations promulgated thereunder (the "Regulations"); and

                 WHEREAS, the Company is a "subsidiary" of Parent and a "member" of the WHF Group within the meaning of section 1.1502-1 of the Regulations; and

                 WHEREAS, the WHF Group includes certain other members affiliated with Parent within the meaning of section 1504 of the Code; and

                 WHEREAS, through Parent the WHF Group previously has filed a consolidated federal income tax return in accordance with section 1501 of the Code, and the WHF Group is required to file consolidated federal income tax returns for the current and future taxable years; and

                 WHEREAS, the Company intends to sell a percentage of the issued and outstanding shares of the Company's common stock to persons who are not members of the WHF Group pursuant to a public offering (the "Offering") such that the Company will no longer be a member of the WHF Group; and

                 WHEREAS, the Company owns, directly or indirectly, stock of other corporations, each of which would be a "subsidiary" of the Company and a "member" of an "affiliated group" of corporations (the "Company Group") of which the Company would be the "common parent" if the status of a corporation as "common parent" were determined by disregarding ownership of stock in such corporation by a higher tier parent corporation (such as Parent) which causes such corporation to be a member of an affiliated group of which it is not the common parent; and

                 WHEREAS, upon the closing (the "Closing") of the Offering on the closing date (the "Closing Date"), the Company and the other "members" of the Company Group will no longer be "members" of the WHF Group; and

                 WHEREAS, the Company and Parent desire to comply with provisions of the Code and applicable State statutes so that the Company and Parent remain penalty proof with each and every taxing authority; and

                 WHEREAS, the Company, its subsidiaries, Parent and its subsidiaries desire to set forth their agreement in relation to liability for taxes (including interest and penalties thereon) of the
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Company that are or may be owed to, or asserted by, federal, state, local or foreign taxing authorities.

                 NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and conditions hereinafter contained, the parties hereto agree as follows:

                                   AGREEMENT

                                   ARTICLE I

                                  DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings:

                 "Affiliate" -- with respect to any corporation (the "given corporation"), each person, corporation, partnership or other entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the given corporation. For purposes of this definition, "control" means the possession, directly or indirectly, of 50% or more of the voting power or value of outstanding voting interests.

                 "Affiliated Group" -- an affiliated group of corporations within the meaning of Code section 1504(a) for the Taxable Period or, for purposes of any state, local or foreign income tax matters, any consolidated, combined or unitary group of corporations within the meaning of the corresponding provisions of tax law for the state or other jurisdiction in question.

                 "Closing" -- the completion of the Public Offering.

                 "Closing Date" -- the date on which the Closing occurs.

                 "Code" -- the Internal Revenue Code of 1986, as amended, or any successor thereto, as in effect for the Taxable Period in question.

                 "Combined Income Tax Return" -- any consolidated, combined, unitary or similar state, local or foreign Income Tax Return in which the Company or any member of the Company Group is or may be included.

                 "Company" -- as defined in the preamble to this Agreement.

                 "Company Group" -- as defined in the Recitals to this Agreement.

                 "Income Tax(es)" -- any and all Taxes based upon or measured in whole or in part by net income (regardless of whether denominated as an "income tax," "franchise tax" or otherwise and including any Tax imposed on alternative bases, one of which is net income), imposed by any Taxing Authority, together with any interest, penalties and other additions thereto.

                 "Income Tax Return(s)" -- all Tax Returns relating to, or required to be filed in connection with, any payment or refund of any Income Tax.





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                 "Information Return(s)" -- any and all reports, returns,
declarations or other filings (other than Tax Returns) required by, or to be furnished to, any Taxing Authority.

                 "Other Tax(es)" -- any and all Taxes, other than Income Taxes, together with any interest, penalties and other additions thereto.

                 "Other Tax Return(s)" -- all Tax Returns relating to, or required to be filed in connection with, any payment or refund of any Other Tax.

                 "Overdue Rate" -- the rate specified under Code section 6621(a)(2) (or any successor provision) for the underpayment of tax.

                 "Parties" -- the entities identified in the heading and on the signature pages hereof.

                 "Post-Closing Straddle Period" -- with respect to any Straddle Period, the period beginning the day after the Closing Date and ending on the last day of such Taxable Year.

                 "Post-Closing Taxable Period(s)" -- any Taxable Year that begins after the close of the Closing Date; in addition, solely with respect to the WHF Group as a whole and not with respect to the Company or any member of the Company Group, the term shall also include the Taxable Year of the WHF Group that includes the Closing Date and ends after the close of the Closing Date.

                 "Pre-Closing Straddle Period" -- with respect to any Straddle Period, the period beginning on the first day of such Taxable Year and ending at the close of the Closing Date.

                 "Pre-Closing Taxable Period(s)" -- any Taxable Year that ends at or before the close of the Closing Date.

                 "Prior Tax Sharing Agreement" -- that Tax Sharing Agreement made and entered into as of the 1st day of June 1992 by and between Weider Nutrition Group, Inc., on behalf of itself and each of its wholly-owned and controlled subsidiaries, and Parent.

                 "Receipt Date" -- with respect to any notification given to any party to this Agreement, the date on which such party is deemed to have received the notification pursuant to Section 9.1 hereof.

                 "Representative(s)" -- with respect to any person or entity, any of such person's or entity's directors, officers, employees, agents, consultants, accountants, attorneys and other advisors.

                 "Separate Income Tax Return(s)" -- any state, local or foreign Income Tax Return for the Company or any member of the Company Group other than a Combined Income Tax Return.

                 "Straddle Period" -- any Taxable Period of the Company or any member of the Company Group that begins before and ends after the close of the Closing Date.

                 "Tax(es)" -- any domestic or foreign net income, gross income, gross receipts, sales, use, excise, franchise, transfer, payroll, employment, stamp, gains, capital, premium, property or





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windfall profits tax, alternative, add-on or other minimum tax, value added, or other tax, fee or assessment, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority, whether any such tax is imposed directly or through withholding.

                 "Tax Benefit(s)" -- (i) in the case of any Income Tax for which a consolidated federal Income Tax Return or a Combined Income Tax Return is filed, the amount by which the Tax liability of the Affiliated Group, any other relevant group of corporations or any member of the Affiliated Group is reduced by deduction, entitlement to refund, credit, offset or otherwise, whether available in the current Taxable Year, as an adjustment to taxable income in any other Taxable Year or as a carryforward or carryback, and including the effect on other Income or Other Taxes of such reduction, plus any interest (a) received with respect to any related Tax refund or (b) saved by application of any credit, offset or deduction, and (ii) in the case of any Income Tax for which a Separate Income Tax Return is filed or any Other Tax, the amount by which the Tax liability of a corporation is reduced by deduction, entitlement to refund, credit, offset or otherwise, whether available in the current taxable year, as an adjustment to taxable income in any other Taxable Year or as a carryforward or carryback, and including the effect on other Income or Other Taxes of such reduction, plus any interest received with respect to any related Tax refund.

                 "Tax Practices" -- the most recently applied policies, procedures and practices employed by the WHF Group in the preparation and filing of, and positions taken on, any Tax Returns of the Company or any member of the Company Group for any Pre-Closing Taxable Period, including, without limitation, the policies, procedures and practices specified in the Prior Tax Sharing Agreement.

                 "Tax Return(s)" -- all returns, reports, estimates, information statements, declarations and other filings relating to, or required to be filed in connection with, the payment or refund of any Tax or as required by applicable law.

                 "Taxable Period(s)" -- one or more Pre- or Post-Closing Taxable Period or Pre- or Post-Closing Straddle Period.

                 "Taxable Year(s)" -- one or more taxable years (which may be shorter than a full calendar or fiscal year), years of assessment or periods with respect to which any Tax may be imposed or for which a Tax Return is required to be filed.

                 "Taxing Authority" -- the Internal Revenue Service or any other domestic or foreign governmental authority responsible for the administration, imposition or collection of any Tax.

                 "WHF Group" -- as defined in the Recitals to this Agreement.

                                   ARTICLE II

                   TERMINATION OF PRIOR TAX SHARING AGREEMENT

                 Except to the extent provided herein, the Prior Tax Sharing Agreement shall, as of the Closing, be terminated and superseded by this Agreement.





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                                  ARTICLE III

                  PREPARATION OF TAX RETURNS; PAYMENT OF TAXES

                          3.1     Preparation and Filing of Tax Returns.

                                  (a)      By Parent.  To the extent not filed
prior to the close of the Closing Date, Parent shall prepare and timely file (or cause to be prepared and timely filed):

                                        (i)      all federal Income Tax Returns
         and Combined Income Tax Returns of the WHF Group (including the Company or any member of the Company Group for all Pre-Closing Taxable Periods) and all Separate Income Tax Returns of the Company or any member of the Company Group for all Pre-Closing Taxable Periods; and

                                        (ii)    all federal, state, local and
         foreign Tax Returns and Information Returns of the WHF Group (excluding the Company and any member of the Company Group for their Taxable Years beginning after the Closing) for all Post-Closing Taxable Periods.

                                  (b)      By the Company.  Except as provided
in Section 3.1(a), the Company shall prepare and timely file (or cause to be prepared and timely filed):

                                        (i)     all federal, state, local and
         foreign Income Tax Returns of the Company or any member of the Company Group for all Straddle Periods and Post-Closing Taxable Periods; and

                                        (ii)    all Other Tax Returns and
         Information Returns of the Company or any member of the Company Group.

                                  (c)      Review of Tax Returns.  At least
thirty (30) days prior to the filing of any Straddle Period Tax Return (including amendments thereto) to which this Article III applies, the Company shall provide Parent with the portions of such Tax Return in draft form related to the Company or any member of the Company Group. All such Tax Returns shall be prepared in a manner consistent with past Tax Practices, except as otherwise required by law. Parent (or, as the case may be, the Company) shall not voluntarily (i) accelerate (or defer) or shift deductions and other similar items into a Pre-Closing Taxable Period, or (ii) defer (or accelerate) or shift income and other similar items into a Post-Closing Taxable Period through original or amended portions of Tax Returns that relate to the Company or any member of the Company Group, or otherwise voluntarily change the reporting of such items, unless otherwise required by law; provided, however, that such prohibition shall not extend to the correction of mathematical errors or other adjustments necessary to conform such Tax Returns to past Tax Practices. The preparing party shall solicit the other party's comments with respect to such portions of Tax Returns and shall in good faith (a) consult with the other party in an effort to resolve any differences with respect to the preparation and accuracy of such Tax Returns and their consistency with past Tax Practices and (b) consider the other party's recommendations for alternative positions with respect to items reflected on such portions of Tax Returns.





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                          3.2     Payment of Taxes.

                                  (a)      By Parent.  Except to the extent
provided herein, Parent shall pay (or cause to be paid) all Taxes shown to be due and payable on all Tax Returns filed (or caused to be filed) by Parent pursuant to Section 3.1(a) hereof and, subject to the other provisions of this Agreement, all Taxes that shall thereafter become due and payable with respect to such Tax Returns; provided, however, that with respect to all Pre-Closing Taxable Periods, the Company shall be liable for Taxes of the Company Group in an amount equal to Taxes computed for the Company Group as if the Company Group were to file separate Tax Returns for such Periods, whether such Taxes are shown to be due and payable on Tax Returns filed (or caused to be filed) by Parent pursuant to section 2.1(a) hereof or, subject to the other provisions of this Agreement, thereafter become due and payable with respect to such Tax Returns (the "Company's Taxes"). Payments for the Company's Taxes shall be calculated and made in accordance with the terms of the Prior Tax Sharing Agreement, as if the Company were a party to such agreement (i.e., as if the Company were the "Company" as defined in such agreement).

                                  (b)      By the Company.  Except to the
extent specifically provided by Section 3.2(d) or any other provision of this Agreement, the Company shall pay (or cause to be paid) all Taxes shown to be due and payable on all Tax Returns filed (or caused to be filed) by the Company pursuant to Section 3.1(b) hereof, and all Taxes that shall thereafter become due and payable with respect to such Tax Returns.

                                  (c)      Information and Other Tax Returns.
Any party required to file any Information or other Tax Return pursuant to this
Article III shall pay any related fees or charges (including any such fees or charges that shall thereafter become due and payable with respect to such Information or other Tax Return) and shall indemnify and hold the other party harmless against any related interest and penalties, as well as any such fees or charges which are assessed against such party as the result of a failure by the party responsible for such failure to file any Information Return in a timely and accurate manner.

                                  (d)      Straddle Periods.  For purposes of
this Agreement, Income Taxes shown on a Tax Return for a Straddle Period shall be allocated between the Pre- and Post-Closing Straddle Periods on the basis of the actual Taxable income for each such Period, determined by an interim closing of the books of the Company at the close of the Closing Date (or such other allocation method as the Parties may agree to in writing). The Company shall pay to Parent within ten (10) days after receipt of such executed Income Tax Return the excess of any amount so allocated (based upon the amount of Tax shown on such Tax Return) to the Pre-Closing Straddle Period over the amount of any estimated Income Taxes previously paid by the Company or the Company Group prior to the Closing Date; or Parent shall pay to the Company within ten (10) days after filing such Income Tax Return the excess of the amount of any estimated Income Taxes previously paid by the Company or the Company Group prior to the Closing Date over the amount allocated to such Period.

                          3.3     Refunds.

                                  (a)      Parent.  Parent shall be entitled to
any refund of Taxes of the Company or any member of the Company Group for any Pre-Closing Taxable Period or Pre-Closing Straddle Period. In connection therewith, the Company shall provide Parent with irrevocable powers





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of attorney with respect to the endorsement of all such refunds.  Parent shall, in accordance with the terms of the Prior Tax Sharing Agreement, pay to the Company any refund with respect to a Pre-Closing Taxable Period to which the Company would be entitled under such Prior Tax Sharing Agreement, assuming the Company were a party to such agreement. The amount of any refund for any Straddle Period shall be allocated between the Pre-Closing Straddle Period and the Post-Closing Straddle Period using the principles described in Section 3.2(d) of this Agreement.

                                  (b)      The Company.  The Company shall be
entitled to any refund of any and all Taxes of the Company and the Company Group for all Post-Closing Taxable Periods and Post-Closing Straddle Periods. The amount of any refund for any Straddle Period shall be allocated between the Pre-Closing Straddle Period and the Post-Closing Straddle Period using the principles described in Section 3.2(d) of this Agreement.

                                  (c)      Transmittal of Refunds to Which
Recipient Is Not Entitled. If Parent receives a Tax refund to which the Company or any member of the Company Group is entitled pursuant to this Agreement, Parent shall pay the amount of such refund (including any interest received thereon) to the Company within ten (10) days after receipt thereof. Conversely, if the Company or any member of the Company Group receives a Tax refund to which Parent is entitled pursuant to this Agreement, the Company or such member of the Company Group, as the case may be, shall pay the amount of such refund (including any interest received thereon) to Parent within ten (10) days after receipt thereof.

                          3.4     Amendments to Tax Returns.  Parent shall be
entitled to amend any Tax Return filed by Parent pursuant to Section 3.1(a) hereof, and the Company and any member of the Company Group shall be entitled to amend any Tax Return for any Taxable Period filed by any of them pursuant to
Section 3.1(b) hereof; provided, however, that any amended Tax Return filed pursuant to this Section 3.4 shall be subject to the provisions of Section 3.1(c) hereof.

                          3.5     Carrybacks.  Without the prior written
consent of Parent, which may be granted or withheld in Parent's discretion, neither the Company nor any member of the Company Group shall carry back any net operating loss or other item or attribute from a Post-Closing Taxable Period to a Pre-Closing Taxable Period. The Company agrees to reimburse Parent for any reasonable administrative costs connected therewith, including, but not limited to, a reasonable cost of time spent preparing such carryback Tax Returns.

                          3.6     Provision of Filing Information.  The Company
(or Parent, as the case may be) shall cooperate and assist Parent (or the Company) in the preparation and filing of all Tax Returns and Information Returns subject to Section 3.1 and submit to Parent (or the Company) (i) all necessary filing information in a manner consistent with past Tax Practices and, in no event, later than sixty (60) days after the Closing Date and (ii) all other information reasonably requested by Parent (or the Company) in connection with the preparation of such Tax Returns and Information Returns promptly after such request. It is expressly understood and agreed that Parent's (or the Company s) ability to discharge its Tax Return and Information Return preparation and filing responsibilities is contingent upon the Company (or Parent) providing Parent (or the Company) with all cooperation, assistance and information reasonably necessary or requested for the filing of such Tax Returns and Information Returns and that the Company (or Parent) shall indemnify Parent (or the Company), and Parent's (or the Company ) indemnification obligations of Article IV shall not





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apply, if, and to the extent that, Taxes are increased as a result of material inaccuracies in such information or failures to timely provide material information and assistance after reasonable notice and written request therefor.

                                   ARTICLE IV

                                INDEMNIFICATION

                          4.1     By Parent.

                                  (a)      Taxes.  Subject to Sections 4.2 and
4.3, Parent shall indemnify and hold the Company and the members of the Company Group harmless against any and all Income Taxes of the WHF Group or any member thereof (other than the Company and each member of the Company Group) for any and all Pre-Closing Taxable Periods and all Pre-Closing Straddle Periods to the extent of payments required by Parent pursuant to Section 3.2(d) of this Agreement.

                                  (b)      Member Liability.  Parent shall
indemnify and hold the Company and the members of the Company Group harmless against each and every liability for Taxes of the WHF Group (other than Taxes attributable to the Company or any member of the Company Group) under Treasury Regulation section 1.1502-6 or any similar law, rule or regulation administered by any Taxing Authority.

                          4.2     By the Company.

                                  (a)      [               ]

                                  (b)      Member Liability.  Company shall
indemnify and hold Parent and the members of the WHF Group harmless against each and every liability for Taxes of the Company Group under Treasury Regulation section 1.1502-6 or any similar law, rule or regulation administered by any Taxing Authority.

                          4.3     Indemnification Procedure.  Parent (or the
Company, as the case may be) shall notify the Company (or Parent) of any Taxes paid by the WHF Group or any member thereof (or the Company Group or any member thereof) which are subject to indemnification under this Article IV. To the extent not otherwise provided in this Article IV, any notification contemplated by this Article IV shall include a detailed calculation (including, if applicable, separate allocations of such Taxes between Pre- and Post-Closing Taxable Periods and supporting work papers) and a brief explanation of the basis for indemnification hereunder. Whenever a notification described in this
Article IV is given, the notified party shall pay the amount requested in such notice to the notifying party in accordance with Article V, but only to the extent that the notified party agrees with such request. To the extent the notified party disagrees with such request, it shall, within twenty (20) days, so notify the notifying party, whereupon the Parties shall use their best





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efforts to resolve any such disagreement.  If the parties are unable to resolve such disagreement, it shall be resolved in accordance with Article V. To the extent not otherwise provided for in this Article IV or in Article V, any payment made after such 20-day period shall include interest at the Overdue
Rate beginning on the Receipt Date based upon the original notice given by the notifying party.

                                   ARTICLE V

 METHOD, TIMING AND CHARACTER OF PAYMENTS REQUIRED BY THIS AGREEMENT; DISPUTES

                 5.1 Payment in Immediately Available Funds. All payments made pursuant to this Agreement shall be made in immediately available funds. Except as otherwise provided herein, any payment not made when due hereunder shall thereafter bear interest at the Overdue Rate, beginning on the Receipt Date. In the absence of a specified date, a payment shall be due 20 days after the later of (i) the date on which the notifying party actually incurs the out-of-pocket cost with respect to which such notice relates or (ii) the Receipt Date.

                 5.2 Disputes. In the event that the Company and Parent cannot agree on any calculation required under any provision of this Agreement, such calculation shall be made by Deloitte & Touche, LLP or, if that firm refuses to serve, by any other nationally recognized independent public accounting firm acceptable to the Company and Parent. The decision of such firm shall be final and binding, and the fees and expenses incurred by it in connection with such calculation shall be shared equally by Parent and the Company.

                                   ARTICLE VI

                COOPERATION; DOCUMENT RETENTION; CONFIDENTIALITY

                          6.1     Provision of Cooperation, Documents and Other
Information. Upon the request of any party to this Agreement, Parent or the Company shall provide (and shall cause their affiliates to provide) the requesting party, promptly upon request, with such cooperation and assistance, documents, and other information, without charge, as may reasonably be requested by such party in connection with (i) the preparation and filing of any original or amended Tax Return, (ii) the conduct of any audit or other examination or any judicial or administrative proceeding involving to any extent Taxes, Tax Returns or Information Returns within the scope of this Agreement, or (iii) the verification by a party of an amount payable hereunder to, or receivable hereunder from, another party. Such cooperation and assistance shall include, without limitation: (a) the provision on demand of books, records, Tax Returns, documentation or other information relating to any relevant Tax Return or Information Return, (b) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return or Information Return by the WHF Group, the Company, or a member of the WHF Group or the Company Group, or in connection with any audit, proceeding, suit or action of the type generally referred to in the preceding sentence, including, without limiting the foregoing, the execution of irrevocable powers of attorney, on or before the Closing Date, with respect to Tax Returns which Parent may be obligated to file pursuant to Section 3.1, (c) the prompt and timely filing of appropriate claims for refund, and (d) the use of reasonable best efforts to obtain any documentation





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
from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing. Each party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation. Notwithstanding the foregoing, nothing herein shall entitle the Company to any information concerning Parent businesses and operations not owned by the Company or a member of the Company Group.

                          6.2     Retention of Books and Records.  Parent and
each member of the WHF Group, the Company and each member of the Company Group shall retain or cause to be retained all Tax Returns and Information Returns related to Pre-Closing Taxable Periods, Straddle Periods and, in the case of Parent and the WHF Group, the Post-Closing Taxable Period that includes the Closing Date, and all books, records, schedules, workpapers, and other documents relating thereto, until the expiration of the later of (i) all applicable statutes of limitations (including any waivers or extensions thereof), and (ii) any retention period required by law or pursuant to any record retention agreement. The Parties will, at least thirty (30) days prior thereto, provide written notice of any intended destruction of the documents referred to in the preceding sentence. A party giving such a notification will not dispose of any of the foregoing materials without first offering to transfer possession thereof to all notified Parties, provided, however, that nothing herein shall entitle the Company to any information concerning Parent businesses and operations not owned by the Company or a member of the Company Group.

                          6.3     Status and Other Information Regarding Audits
and Litigation. Parent shall use reasonable best efforts to keep the Company advised, and the Company shall use reasonable best efforts to keep Parent advised, as to the status of Tax audits and litigation involving any issue relating to any Taxes, Tax Returns, Information Returns or Tax Benefits subject to indemnification hereunder. To the extent relating to any such issue, Parent shall promptly furnish the Company, and the Company shall promptly furnish Parent, copies of any inquiries or requests for information from any Taxing Authority or any other administrative, judicial or other governmental authority, as well as copies of any relevant portions of any revenue agent's report or similar report, notice of proposed adjustment or notice of deficiency. The failure of the Company (or Parent) to provide Parent (or the Company) with copies of such inquiries, requests, reports or notices prior to the requested reply date shall shift the responsibility to the Company (or Parent) for any interest and/or penalties that result directly from the failure to provide a timely reply to the Company (or Parent).

                          6.4     Confidentiality of Documents and Information.
Except as required by law or with the prior written consent (which shall not be unreasonably withheld) of (i) Parent, in the case of Tax Returns or Information Returns relating to Parent or a member of the WHF Group (other than Separate Income Tax Returns of the Company or members of the Company Group), and (ii) the Company, in the case of Tax Returns or Information Returns relating to the Company or a member of the Company Group, all Tax Returns and Information Returns, documents, schedules, work papers and similar items and all information contained therein, which Tax Returns and Information Returns and other materials are within the scope of this Agreement, shall be kept confidential to the Parties hereto and their Representatives, shall not be disclosed to any other person or entity and shall be used only for the purposes provided herein.





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                                  ARTICLE VII

                              CONTESTS AND AUDITS

                          7.1     Notification of Audits or Disputes.  Upon the
receipt by Parent or any member of the WHF Group (or the Company, any member of the Company Group, as the case may be) of notice of any pending or threatened Tax audit, inquiry or assessment which may affect the liability for Taxes that are subject to indemnification hereunder, Parent (or the Company) shall promptly notify the other in writing of the receipt of such notice. The failure of the Company (or Parent) to provide Parent (or the Company) with copies of such notice prior to the requested reply date shall shift the responsibility for any interest and/or penalties resulting directly from the failure to provide a timely reply to the Company (or Parent). Furthermore, if without the consent of the other party, the Company or any member of the Company Group (or Parent or any member of the WHF Group) responds to a notice of any pending or threatened Tax audit, inquiry or assessment in a manner that would materially adversely affect the liability for Taxes (or interest and/or penalties thereon) that are subject to indemnification hereunder by the other party, the responsibility for additions to such Tax liability, including interest and/or penalties thereon, resulting from such response shall shift to the Company (or Parent).

                          7.2     Control and Settlement.

                                  (a)      By Parent.  Parent shall have the
right to control, and to represent the interests of all affected taxpayers in, any Tax audit or administrative, judicial or other proceeding relating, in whole or in part, to any Pre-Closing Taxable Period or any Taxes for any other Taxable Period for which Parent is responsible under Article IV, and to employ counsel of its choice at its expense; provided, however, that, with respect to such issues that may materially adversely affect the Company or any member of the Company Group for any Straddle Period or Post-Closing Taxable Period, Parent shall (i) advise the Company as to the existence and status of any such proceedings, (ii) afford the Company full opportunity to review any submissions related to such issues at the Company's own expense, (iii) allow the Company to employ counsel of its choice at its expense, and (iv) in good faith cooperate and consult with the Company regarding its comments with respect to such submissions in an effort to resolve any differences with respect to Parent's positions with regard to such issues, and (v) in good faith consider the Company's recommendations for alternative positions with respect to such issues. In the event of any disagreement regarding the proceedings, Parent shall have the ultimate control of the contest and any settlement or other resolution thereof.

                                  (b)      By the Company.  The Company shall
have the right to control, and to represent the interests of all affected taxpayers in, any Tax audit or administrative, judicial or other proceeding relating, in whole or in part, to any Straddle Period or Post-Closing Taxable Period or any Taxes for any other Taxable Period for which the Company is responsible under Article IV, and to employ counsel of its choice at its expense; provided, however, that, with respect to such issues that may materially adversely affect the Company or any member of the Company Group for any Pre-Closing Taxable Period, the Company shall (i) advise Parent as to the existence and status of any such proceedings, (ii) afford Parent full opportunity to review any submissions related to such issues at Parent's own expense, (iii) allow Parent to employ counsel of its choice at its expense,
(iv) in good faith cooperate and consult with Parent regarding its comments





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
with respect to such submissions in an effort to resolve any differences with respect to the Company's positions with regard to such issues, (v) in good faith consider Parent's recommendations for alternative positions with respect to such issues. In the event of any disagreement regarding the proceedings, the Company shall have the ultimate control of the contest and any settlement or other resolution thereof.

                          7.3     Delivery of Powers of Attorney.  The Company
shall execute and deliver to Parent, promptly upon reasonable request, such powers of attorney authorizing Parent to extend statutes of limitations, receive refunds, negotiate audit settlements (subject to the Company's rights under Section 7.2(a)) and take such other actions that Parent reasonably considers to be appropriate in exercising its control rights pursuant to
Section 7.2(a).

                                  ARTICLE VIII

                           TERMINATION OF LIABILITIES

                 Except for liabilities attributable to items that are then being contested by Parent or the Company pursuant to Article VII, and notwithstanding any other provision of this Agreement, all liabilities of Parent and the Company under this Agreement will terminate on the tenth (10th) anniversary of the Closing Date.

                                   ARTICLE IX

                               GENERAL PROVISIONS

                 9.1 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case, notice shall be sent to:

         If to Parent:            c/o Weider Health and Fitness
                                  21100 Erwin Street
                                  Woodland Hills, CA 91367-3772

         If to the Company:       Weider Nutrition International, Inc.
                                  1960 South 4250 West
                                  Salt Lake City, Utah 84104-4836
                                  Attention:  Chief Financial Officer

or to such other place and with such other copies as any party may designate as to itself by written notice to the others.

                 9.2 Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.





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
                 9.3 Guarantee of Performance. Parent and the Company shall cause the complete and prompt performance by their respective Affiliates of all of their obligations and undertakings pursuant to this Agreement.

                 9.4 Amendment. The parties may amend this Agreement, in whole or in part, at any time or from time to time, by an instrument in writing signed by an authorized representative of each party.

                 9.5 Captions. Article, section and sub-section headings and captions are provided for purposes of reference and convenience only and shall not be relied on in any way to construe, define, modify, limit or extend the scope of any provision of this Agreement.

                 9.6 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California (without reference to the choice of law provisions thereof), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

                 9.7 Meanings. Whenever appropriate, the singular as used in this Agreement shall include the plural and vice versa, the masculine gender shall include the feminine and neuter genders and vice versa, and the neuter gender shall include the masculine and feminine genders and vice versa.

                 9.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 9.9 Invalidity. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.





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                 IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

                                    Weider Health and Fitness,
                                    a Nevada corporation




                                       By:_________________________________

                                       Name:_______________________________

                                       Its:________________________________


                                    [subsidiaries of Weider Health & Fitness]


                                    Weider Nutrition International, Inc.
                                    a Delaware corporation


                                       By:_________________________________

                                       Name:_______________________________

                                       Its:________________________________


                                    [subsidiaries of Weider Health & Fitness]



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